-3-

Exhibit 99
                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2016

Red Bank, N.J. May 13, 2016 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2016 which appear below compared with the second quarter of fiscal 2015. The figures for "Total Royalties Received" shown in the table below reflect the various adjustments, both positive and negative, that occurred during the quarter. The total adjustments for the second quarters of fiscal 2016 and 2015 reduced total royalties received by $96,808 and $340,524, respectively.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2016   Ended 4/30/2015      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $2,333,670         $3,238,135       - 27.93%
Net Income                    $2,100,364         $3,074,495       - 31.68%
Distributions Per Unit          $0.24              $0.33          - 27.27%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The decline in total royalties received in the second quarter of fiscal 2016 as compared to the second quarter of fiscal 2015 resulted primarily from the reduction in gas royalties due to lower gas prices and lower gas sales. Additionally, the negative impact of the decline in gas royalties in the first calendar quarter of fiscal 2016 was greater and outweighed the negative impact of the adjustment in first calendar quarter of fiscal 2015. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 27, 2016.

                               Factors Determining Gas Royalties Payable
                         -------------------------------------------------
                         1st Calendar Qtr.  1st Calendar Qtr.   Percentage
                          Ended 3/31/2016   Ended 3/31/2015       Change
                          ---------------   ---------------     ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               6.834             7.642          - 10.57%
Gas Prices (Ecents/Kwh)(2)      1.5622            2.3212          - 32.70%
Average Exchange Rate (3)      $1.1173           $1.0754          +  3.90%
Gas Royalties                 $1,369,315        $2,198,548        - 37.72%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 20.434            23.137          - 11.68%
Gas Prices (Ecents/Kwh)         1.5282            2.4128          - 36.66%
Average Exchange Rate          $1.1171           $1.0830          +  3.15%
Gas Royalties                 $ 487,877         $ 969,655         - 49.69%

    (1) Billion cubic feet   (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

                                   -4-

Trust expenses for the second quarter of fiscal 2016 increased 41.67%, or $69,122, to $235,001 from $165,879 in the second quarter of fiscal 2015 due to increased legal costs associated with the biennial accounting examination in Germany and the timing of payments for year-end mailing costs and the NYSE fee.

The decrease in total royalties received during the first six months of fiscal 2016 (as shown in the table below) was due to lower gas prices, lower gas sales and lower average exchange rates under both the Mobil and the OEG Agreements.


                              Six Months         Six Months       Percentage
                            Ended 4/30/2016    Ended 4/30/2015      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $ 4,166,141        $ 6,680,848       - 37.64%
Net Income                    $ 3,674,051        $ 6,171,411       - 40.47%
Distributions per Unit            $0.40              $0.68         - 41.18%


The previously declared distribution of 24 cents per unit will be paid on May 25, 2016 to owners of record as of May 13, 2016. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.